EXHIBIT 99

PARKER DRILLING ELECTS PETER T. FONTANA TO BOARD OF DIRECTORS
Houston, TX, September 1, 2015 - Parker Drilling Company (NYSE: PKD) announced the election of Mr. Peter T. Fontana to the Company’s board of directors. An oil and gas industry veteran with over 30 years of experience, Mr. Fontana brings extensive international oilfield services and technical operations expertise to the Company. With the addition of Mr. Fontana, the board’s total membership is now 10. He will also serve on the board’s audit committee.
Mr. Fontana is the former chief operating officer of Weatherford International, a global provider of equipment and services used in drilling, evaluation, completion, production and intervention of oil and natural gas wells. He retired from Weatherford in 2013, having served as chief operating officer since 2010. Mr. Fontana joined Weatherford in January 2005. Prior to joining Weatherford, Mr. Fontana held leadership positions with Baker Hughes, Forasol/Foramer and The Western Company of North America.
“We continue to build a strong board of directors with varying and relevant expertise to help move Parker Drilling forward,” said Gary G. Rich, the Company’s chairman, president and chief executive officer. “Pete’s significant technical and global operations experience adds yet another unique perspective on the industry. We look forward to his insights and contributions as we strengthen our ability to consistently deliver innovative, reliable and efficient performance to our stakeholders.”
Mr. Fontana holds a master's of business administration from Southern Methodist University and is the inventor and co-inventor on several U.S. patents. He has authored numerous technical papers focused on improved drilling operations.
Company Description:
Parker Drilling provides drilling services and rental tools to the energy industry. The Company's Drilling Services business serves operators in the inland waters of the U.S. Gulf of Mexico utilizing Parker Drilling's barge rig fleet and in select international markets and harsh-environment regions utilizing Parker Drilling-owned and customer-owned equipment. The Company's Rental Tools Services business supplies premium equipment and well services to operators on land and offshore in the U.S. and international markets. More information about Parker Drilling can be found on the Company's website at www.parkerdrilling.com.
Company Contacts:

Investor Relations	Media Relations
Jason Geach	Stephanie J. Dixon
Vice President, Investor Relations & Corporate Development	Manager, Marketing & Corporate Communications
281-406-2310	281-406-2212